FOR IMMEDIATE RELEASE
Citigroup Inc. (NYSE: C)
June 12, 2008

CITI TO RESTRUCTURE OLD LANE

Actions Maximize Efforts to Retain Talent and Create Synergies
Among Trading Platforms

NEW YORK - Citigroup today announced its intention to restructure Old Lane and its multi-strategy hedge fund, a decision reached in anticipation of redemptions by all unaffiliated, non-Citi employee investors. The restructuring is designed to meet Citi’s objective to retain talent and create synergies among the company’s trading platforms.

In the first quarter of 2008, following the promotion of key Old Lane executives to other positions at Citi, Old Lane notified investors in its multi-strategy hedge fund that they would have the opportunity to redeem their investments in the fund, without restriction, effective July 31, 2008.

As part of the restructuring, certain Old Lane strategies - convertible equities, credit fixed income, and structured credits - will be integrated into the proprietary activities of Citi’s Securities and Banking business. These three particular strategies complement the existing scale and expertise within Citi’s Securities and Banking franchise and will be managed from a single platform. Old Lane will establish a number of single-strategy funds with future offerings designed to meet client demand as part of the Citi Alternative Investments (CAI) client platform.

Citi will purchase substantially all of the assets of the multi-strategy hedge fund at fair value, subject to independent third party validation, which will enable Old Lane to facilitate client redemptions at July 31.

“These steps will maximize the synergies and talent that are housed within Old Lane and are consistent with Citi’s continuing effort to optimize resources, both within the Institutional Clients Group (ICG) and across Citi,” said Ned Kelly, President and Chief Executive Officer of CAI. “As such, our hedge fund offerings are important to our success and we must focus our resources and shape our organization accordingly.”

All former Old Lane individual partners, including Vikram Pandit and other senior Citi executives will, as contemplated by the original Old Lane transaction agreements, be required to maintain their investments in Old Lane funds or other designated CAI funds.

“All investors in the fund - third parties, Old Lane employees, Citi senior management and Citi proprietary investments - will be treated consistently during the unwind process,” Mr. Kelly added.

The estimated second quarter 2008 financial impact from Old Lane's restructuring is an increase in Citi's GAAP assets of approximately $9 billion. In addition, on a pro forma basis, the Company's March 31, 2008, Tier 1 capital ratio of 7.74% would have declined by approximately four basis points, to approximately 7.70%.

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Nikko Cordial, and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Media Contacts:
Jon Diat	(212) 793-5462
Christina Pretto	(212) 559-9560

Investors:
Scott Freidenrich	(212) 559-2718

Fixed Income Investors:
Maurice Raichelson	(212) 559-5091